FORM 4 / / Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b). (Print or Type Responses)	UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

STATEMENT OF
CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940	OMB APPROVAL OMB Number: 3235-0287 Expires: December 31, 2001 Estimated average burden hours per response .... 0.5

1.	Name and Address of Reporting Person*			2.	Issuer Name and Ticker or Trading Symbol			6.	Relationship of Reporting Person(s) to Issuer (Check all applicable)
	DIETRICH	ALAN	D.		NORTHWESTERN CORPORATION NOR				Director	10% Owner

	(Last)	(First)	(Middle)	3.	I.R.S. Identification Number of Reporting Person (voluntary)	4.	Statement for Month/Year		X Officer (give title below)	Other (specify below)
	125 S. DAKOTA AVE.						MAY 2001		VICE PRESIDENT—LEGAL ADMINISTRATION & CORPORATE SECRETARY

(Street)						5.	If Amendment, Date of Original (Month/Year)	7.	Individual or Joint/Group Filing (Check Applicable Line) X Form filed by One Reporting Person Form filed by More than
	SIOUX FALLS	SD	57104						One Reporting Person

	(City)	(State)	(Zip)
				Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.	Title of Security (Instr. 3)	2.	Transaction Date	3.	Transaction Code (Instr. 8)		4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)			5.	Amount of Securities Beneficially Owned at End of Month	6.	Ownership Form: Direct (D) or Indirect (I) (Instr. 4)	7.	Nature of Indirect Beneficial Ownership (Instr. 4)
			(Month/ Day/ Year)									(Instr. 3 and 4)
					Code	V		Amount	(A) or (D)	Price

	COMMON STOCK		5/1/01		P			16	A	$24.9390		4,571		D

	COMMON STOCK		5/18/01		B			67	A	$22.2500		5,245		D		401K

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.	(Over)
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).	SEC 1474 (7-97)

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM
DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

FORM 4 (Continued)	Table II — Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.	Title of Derivative Security (Instr. 3)	2.	Conversion or Exercise Price of Derivative Security	3.	Transaction Date (Month/Day/Year)	4.	Transaction Code (Instr. 8)		5.	Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4, and 5)		6.	Date Exercisable and Expiration Date (Month/Day/Year)

							Code	V		(A)	(D)		Date Exercisable	Expiration Date

UNITS(1)			1-FOR-1		5/9/01		A	V		(2)			N/A	N/A

PHANTOM STOCK UNITS			1-FOR-1		5/7/01		S			1219			@	@

7.	Title and Amount of Underlying Securities (Instr. 3 and 4)		8.	Price of Derivative Security (Instr. 5)	9.	Number of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	10.	Ownership Form of Derivative Securities Beneficially Owned at End of Month (Instr. 4)	11.	Nature of Indirect Beneficial Ownership (Instr. 4)

	Title	Amount or Number of Shares

	COMMON	1-FOR-1		$22.2500		3,320	I	(3)

	COMMON	1219		$24.9800		1,100	D

Explanation of Responses:
ALL SHARE TRANSACTIONS AND TOTALS HAVE BEEN ROUNDED TO WHOLE SHARES.
(1) EACH UNIT CORRELATES TO ONE SHARE OF THE ISSUER'S COMMON STOCK AND IS HELD IN A SUPPLEMENTAL VARIABLE INVESTMENT PLAN ("SVIP"). A NON-QUALIFIED SUPPLEMENTAL 401(K) PLAN SPONSORED BY THE ISSUER.
(2) BETWEEN 5/1/01 AND 5/31/01, THE REPORTING PERSON ACQUIRED 363 UNITS UNDER THE SVIP. INFORMATION IS BASED SOLEY ON A PLAN STATEMENT DATED 5/31/01.
(3) HELD BY WELLS FARGO TRUST CORPORATION AS TRUSTEE OF THE SVIP.
@ PHANTOM STOCK UNITS MATURE 5 YEARS FROM DATE OF AWARD, AND WHEN MATURED, ARE VALUED AT AVERAGE OF CLOSING PRICE ON THE TEN DAYS PRECEDING MAY 1ST.

/S/ ALAN D. DIETRICH
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).	**Signature of Reporting Person	Date

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Page 2 SEC 1474 (7-97)